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Exhibit 3.1.15

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ECONOMETRICS, INC.

ECONOMETRICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

First: Article VI, first paragraph, is hereby amended to reflect a reverse stock split and a decrease in the authorized capital stock, as follows:

                                   ARTICLE VI

                                  CAPITAL STOCK

Each Fifty (50) shares of Common Stock outstanding at 9:00 a.m. on May 16, 2008 shall be deemed to be one (1) share of Common Stock of the Corporation, par value $0.001 per share. There shall be no fractional shares. Odd lots shall be rounded up

The total number of shares of stock which the Corporation shall have the authority to issue is 310,000,000, of which 300,000,000 shall be designated common stock, par value $.001 per share, and of which 10,000,000 shall be designated PREFERRED stock, par value $.001 per share."

Third: All the rest and remainder of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 5th day of May 2008.

                                                  ECONOMETRICS, INC.

                                          By:     /s/ Michael Anthony
                                                  --------------------------
                                                  Michael Anthony, President